EXHIBIT 10.7

ALEXANDRIA REAL ESTATE EQUITIES, INC.

2000 DEFERRED COMPENSATION PLAN

ORIGINAL EFFECTIVE DATE: DECEMBER 1, 2000

AMENDED AND RESTATED EFFECTIVE: JANUARY 1, 2010

i.

TABLE OF CONTENTS

(CONTINUED)

ii.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

2000 DEFERRED COMPENSATION PLAN

ARTICLE I

INTRODUCTION AND PURPOSE

This Plan was originally adopted by the Company effective as of December 1, 2000.  The Plan was amended and restated effective as of January 1, 2005 and was subsequently amended and restated effective as of January 1, 2010.  As part of the January 1, 2005 amendment and restatement, certain provisions of the Company’s 2000 Venture Investment Deferred Compensation Plan (the “VIP”) were incorporated into the provisions of this Plan.

Any amounts deferred by a Participant under the VIP prior to January 1, 2005, as adjusted for any gains and losses credited with respect to such amounts as a result of their deemed investment in the applicable Venture Investments, shall be credited to the Participant’s VIP Grandfathered Account under this Plan.  Any amounts deferred under the VIP on or after January 1, 2005 shall be considered to have been deferred under this Plan.

The purpose of the Plan is to provide key Employees supplemental retirement and tax benefits through the deferral of compensation.  The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.  The Plan is intended to be administered in compliance with Section 409A of the Code with respect to all Section 409A Non-Grandfathered Amounts, and the provisions of the Plan regarding Section 409A Grandfathered Amounts are intended to be administered so as not to subject such amounts to Section 409A of the Code.

ARTICLE II

DEFINITIONS

2.1       Definitions.  The following terms have the meanings set forth herein, unless the context otherwise requires:

Account.  The bookkeeping account established for each Participant as provided in Section 6.1.  The term includes Fixed Date Accounts (which may include a DCP Fixed Date Subaccount and VIP Fixed Date Subaccount), Retirement Accounts (which may include a DCP Retirement Subaccount and VIP Retirement Subaccount) and VIP Grandfathered Accounts, unless the context otherwise requires.

1.

Administrator.  The Chief Executive Officer and the Chief Financial Officer of the Company, each of whom may act as the Administrator individually; provided, however, that each may not act as the Administrator in making decisions with respect to his or her own Account.

Affiliate.  Any firm, partnership, limited liability partnership, corporation or limited liability corporation that (i) directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company or (ii) is otherwise authorized by the Company’s Board of Directors to be considered the Company for purposes of the Plan.

Benchmark Investment Fund.  The investment fund or funds selected by the Administrator from time to time.

Benchmark Return.  The amount of any increase or decrease in the balance of a Participant’s Account reflecting the gain or loss, net of any expenses, on the assets deemed invested in each Benchmark Investment Fund by the Participant from time to time.

Change of Control.  The occurrence of any of the following events:

(a)        Any Person (as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)        The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)        There is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation in which the stockholders of the Company immediately prior to such merger or consolidation, continue to own, in combination

2.

with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company (or the surviving entity or any parent thereof) outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the Company immediately prior to such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)        The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Code.  The Internal Revenue Code of 1986, as amended from time to time, and the regulations and other applicable guidance promulgated thereunder.

Company.  Alexandria Real Estate Equities, Inc., a Maryland corporation.

Company Contribution.  A discretionary contribution that is credited to one or more of a Participant’s Accounts in accordance with the terms of Section 4.3.

Compensation.  A Participant’s annual base salary and bonuses from the Company.  For purposes of the Plan, Compensation will be determined before giving effect to Compensation Deferrals and other salary reduction amounts which are not included in the Participant’s gross income under Sections 125, 401(k), 402(h) or 403(b) of the Code.

Compensation Deferrals.  The portion of Compensation that a Participant elects to defer in accordance with Section 4.1.

DCP Amounts.  The aggregate amount of Compensation Deferrals credited to a Participant’s DCP Fixed Date Subaccount and DCP Retirement Subaccount.

Effective Date.  December 1, 2000.

Eligible Employee.  An Employee of the Company who satisfies the following requirements on any date when a determination of Eligible Employees is made for purposes of the Plan: (i) the Employee is selected and designated as an Eligible Employee in writing by the Company, in its sole discretion; (ii) the Employee has a base salary equal to or exceeding $175,000 for Plan Years commencing on or after January 1, 2010; and (iii) the Employee is an accredited investor for purposes of Regulation D promulgated under the Securities Act of 1933,

3.

as amended (the “Securities Act”).  The Administrator shall have sole and absolute discretion in determining whether or not an Employee is, at any time, an accredited investor for purposes of Regulation D promulgated under the Securities Act, based on a completed accredited investor questionnaire and such other information as the Administrator considers to be relevant.

Employee.  Any person employed by the Company.

ERISA.  Employee Retirement Income Security Act of 1974, as amended.

Fixed Date Account.  An Account established for a Participant with distributions to be made on a date certain, which is specified by the Participant in a Participation Election Form.  A Fixed Date Account may include a subaccount for amounts deemed to be invested in Benchmark Investment Funds (a “DCP Fixed Date Subaccount”) and a subaccount for amounts deemed to be invested in Venture Investments (a “VIP Fixed Date Subaccount”).

Matching Contribution.  A contribution that is credited to one or more of a Participant’s Accounts in accordance with the terms of Section 4.2.

Participant.  An Eligible Employee who has submitted a Participation Election Form agreeing to participate in the Plan and whose Account has not been fully paid out.

Participation Election Form.  The separate written agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and indicates all necessary information to establish the Account(s) for such Eligible Employee as a Participant under the Plan, including, but not limited to, the amount of Compensation Deferrals and the designation of his or her Account(s) as Retirement or Fixed Date.

Plan.  The Alexandria Real Estate Equities, Inc. 2000 Deferred Compensation Plan.

Plan Year.  The calendar year.

Retirement Account.  An Account established for a Participant from which distributions are to be made following termination of employment with the Company.  A Retirement Account may include a subaccount for amounts deemed to be invested in Benchmark Investment Funds (a “DCP Retirement Subaccount”) and a subaccount for amounts deemed to be invested in Venture Investments (a “VIP Retirement Subaccount”).

Section 409A Grandfathered Amount.  Any (i) Compensation Deferrals and Matching Contributions, as adjusted for any related Benchmark Returns on such amounts, that were credited to a Participant’s Account(s) under the Plan prior to January 1, 2005, (ii) amounts deferred under the VIP prior to January 1, 2005, as adjusted for any gains and losses credited with respect to such amounts as a result of their deemed investment in Venture Investments and (iii) amounts initially deferred under the VIP prior to January 1, 2005 (as adjusted for any gains and losses credited with respect to such amounts as a result of their deemed investment in Venture Investments) that are further deferred and credited to the Participant’s DCP Fixed Date Subaccount or DCP Retirement Subaccount under this Plan on or after January 1, 2005 following

4.

a VIP Event in accordance with the Plan, as adjusted for any related Benchmark Returns on such amounts.

Section 409A Non-Grandfathered Amount.  Any Compensation Deferrals and Matching Contributions that were credited to a Participant’s Account on or after January 1, 2005, as adjusted for any related Benchmark Returns on such amounts and any gains and losses credited with respect to any such amounts deemed to be invested in Venture Investments (other than any amounts described in clause (iii) of the definition of Section 409A Grandfathered Amount).

Total and Permanent Disability.  Any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and results in a Participant (i) being unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

Trust.  The grantor trust established by agreement between the Company and the Trustee under which the assets with respect to Accounts under the Plan are held, administered and managed, as provided in ARTICLE IX..

Trustee.  The Trustee designated in the Trust, including any and all successor trustees to the Trust.

Unforeseeable Emergency.  Defined in Section 7.3(b).

Venture Investment.  A direct equity investment by the Company or an Affiliate in a private life science company with which the Company does business or is otherwise familiar; provided, however, that such investments shall not include warrants in such companies that the Company may receive from time to time.

VIP.  The Alexandria Real Estate Equities, Inc. 2000 Venture Investment Deferred Compensation Plan.

VIP Amounts.  The aggregate amount of Compensation Deferrals credited to a Participant’s VIP Fixed Date Subaccount, VIP Retirement Subaccount and VIP Grandfathered Account.

VIP Event.  A transaction by which the Company receives cash or freely tradable stock in connection with the initial public offering of stock of a company in which a Venture Investment is made, the acquisition of such company for publicly traded stock or cash, or another transaction pursuant to which the Company receives cash or freely tradable stock in respect of the equity of a Venture Investment.  Each Venture Investment is expected to have a VIP Event that is separate from the VIP Events of other Venture Investments.

VIP Grandfathered Account.  An Account established for a Participant for amounts deferred under the VIP prior to January 1, 2005, as adjusted for any gains and losses

5.

credited with respect to such amounts as a result of their deemed investment in Venture Investments.

Years of Service.  Defined in Section 5.1(a).

2.2       Terms.  Capitalized terms shall have meanings as defined herein.  Singular nouns shall be read as plural, and masculine pronouns shall be read as feminine, and vice versa, where appropriate.

ARTICLE III

PARTICIPATION

3.1       Commencement of Participation.  Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Participation Election Form first becomes effective or the date on which a Company Contribution is first credited to his or her Account.

3.2       Continuation of Participation.  Each Eligible Employee shall remain a Participant hereunder until all amounts credited to his or her Account are distributed in full.  No Compensation Deferrals are permitted in any Plan Year in which an Employee no longer satisfies the requirements set forth in the definition of an Eligible Employee.

ARTICLE IV

CONTRIBUTIONS AND ELECTIONS

4.1       Compensation Deferrals.

(a)        With respect to each Plan Year, a Participant may elect to defer up to (i) seventy percent (70%) of the Participant’s annual base salary and one hundred percent (100%) of the Participant’s annual bonus as Compensation Deferrals; provided, however, that (i) the minimum deferral amount of any bonus shall be $10,000, and (ii) the aggregate minimum deferral amount of any salary and bonus shall be $10,000.  Compensation Deferrals attributable to a Participant’s salary shall be credited to the Participant’s DCP Fixed Date Subaccount or DCP Retirement Subaccount, as designated by the Participant.  Compensation Deferrals attributable to a Participant’s bonus shall be credited to the Participant’s DCP Fixed Date Subaccount, DCP Retirement Subaccount, VIP Fixed Date Subaccount or VIP Retirement Subaccount, as designated by the Participant.  Such amounts shall not be made available to such Participant, except as provided in ARTICLE VII, and, as Compensation Deferrals, shall reduce such Participant’s Compensation from the Company in accordance with the provisions of the applicable Participation Election Form; provided, however, that all such amounts credited to such Subaccounts shall be subject to the rights of the general creditors of the Company as provided in ARTICLE IX.

(b)        With respect to each Plan Year, each Eligible Employee shall deliver a Participation Election Form to the Company before any Compensation Deferrals may become effective.  Such Participation Election Form shall be void with respect to any Compensation Deferrals unless submitted before the beginning of the calendar year during which the amount to

6.

be deferred will be earned.  Notwithstanding the foregoing, with respect to each Plan Year, (i) if an Employee first becomes eligible to participate in the Plan during the Plan Year, such Participation Election Form shall be filed within thirty (30) days following the date on which the Employee is first eligible to participate, with respect to Compensation earned during the remainder of the Plan Year, and (ii) if permitted by the Company, with respect to any bonus that meets the requirements of performance-based compensation under Section 409A of the Code, as determined by the Company in its sole discretion, such Participation Election Form shall be filed by the earlier of (1) June 30th of the Plan Year or (2) the date on which such performance-based compensation has become readily ascertainable, as determined in accordance with Section 409A of the Code, provided that with respect to any Employee who first becomes eligible to participate in the Plan during the Plan Year, the maximum amount of any such bonus which shall be deemed to be earned during the portion of the Plan Year subsequent to such election shall be the total amount of any such bonus earned with respect to the Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the Participation Election Form is filed over the total number of days in the Plan Year.

(c)        The Participation Election Form shall, subject to the limitations set forth in this Section 4.1, designate the amount of Compensation deferred by each Participant, the beneficiary or beneficiaries of the Participant, the date(s) of distribution of any amounts in the Participant’s Fixed Date Account, and such other items as the Administrator may prescribe.  Such designations shall remain effective unless amended as provided in Section 4.1(d).

(d)        With respect to Section 409A Grandfathered Amounts (other than any amounts credited to a Participant’s VIP Grandfathered Account), the Participant may amend his or her Participation Election Form from time to time; provided, however, that any amendment of a Participation Election Form shall comply with the provisions of Section 7.1(b)(i).  With respect to amounts credited to a Participant’s VIP Grandfathered Account, a Participant’s Participation Election Form shall be irrevocable, except as provided in Section 7.1(b)(ii).  With respect to Section 409A Non-Grandfathered Amounts, a Participant’s Participation Election Form shall be irrevocable; provided, however, that (i) a Participant may cancel such Participation Election Form due to an Unforeseeable Emergency (as defined in Section 7.3(b)) or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations, (ii) a Participant may elect to further defer the date for distribution of Section 409A Non-Grandfathered Amounts in the Participant’s Account pursuant to Section 7.1(b)(iii), and (iii) upon a Participant’s termination of employment with the Company, such Participation Election Form shall be canceled with respect to any Compensation payable to the Participant after such termination of employment.

4.2       Matching Contributions.  If the Company determines to make Matching Contributions under the Plan, the Company shall credit such Matching Contributions to the Account of each Participant who makes Compensation Deferrals.  The amount of any Matching Contribution shall be equal to a percentage of each Participant’s Compensation Deferrals determined annually by the Company, in its sole discretion.

4.3       Company Contribution.  The Company may from time to time credit a discretionary contribution to the Account of a Participant.  The Company shall contribute to the

7.

Trust, if applicable, for the Participant’s benefit the amount of such Company Contributions in accordance with the Plan.

4.4       Time and Form of Contributions to Trust.  Compensation Deferrals and Matching Contributions that are deemed to be invested in Benchmark Investment Funds shall be transferred to the Trust, if applicable, as soon as administratively feasible for the Company following the close of each payroll period.  The Company shall also transmit to the Trustee at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.

Company Contributions shall be transferred to the Trust, if applicable, at such time as the Company shall determine.  The Company shall also transmit to the Trustee at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.

All Compensation Deferrals, Matching Contributions and Company Contributions to the Trust shall be made in the form of cash, cash equivalents of U.S. currency or other property acceptable to the Trustee.

ARTICLE V

VESTING

5.1       Vesting.

(a)        Except as otherwise provided herein and subject to the rights of the general creditors of the Company as provided in ARTICLE IX, (i) a Participant shall have a fully vested right to the portion of his or her Account attributable to Compensation Deferrals, as adjusted for any Benchmark Returns on such Compensation Deferrals and any gains or losses credited with respect to any such Compensation Deferrals deemed to be invested in Venture Investments, and (ii) Matching Contributions and Company Contributions, and any amounts attributable to Benchmark Returns on such contributions, shall vest in accordance with the following schedule:

Years of Service	Cumulative Vested Percentage

1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

For purposes of this ARTICLE V, a Participant’s “Years of Service” shall be determined on the basis of the Participant’s date of hire and anniversaries thereof.

(b)        Any amounts credited to a Participant’s Account that are not vested at the time of his or her termination of employment with the Company shall be forfeited in accordance with Section 6.5.

8.

ARTICLE VI

ACCOUNTS

6.1       Accounts.

(a)        The Administrator shall establish and maintain a bookkeeping Account in the name of each Participant.  The Administrator may also establish any subaccounts that may be appropriate.  The establishment of an Account constitutes only a method, by bookkeeping entry, of determining the amount of deferred benefits to be distributed under the Plan.  The Company shall be under no obligation to acquire or hold any securities or specific assets by reason of the credits made to the Accounts hereunder.

(b)        Each Participant’s Account shall be credited with Compensation Deferrals, any Matching Contributions allocable thereto, any Company Contributions, any amounts attributable to Benchmark Returns and any gains and losses with respect to Compensation Deferrals deemed to be invested in Venture Investments.  Each Participant’s Account shall be reduced by any gross amounts distributed from the Account pursuant to ARTICLE VII and any other appropriate adjustments.  Such adjustments shall be made as frequently as is administratively feasible.

6.2       Benchmark Investment Elections for DCP Amounts.

(a)        The Administrator shall from time to time select types of Benchmark Investment Funds and specific Benchmark Investment Funds for deemed investment designation by Participants with respect to DCP Amounts.  The Administrator shall notify the Participants of the types of Benchmark Investment Funds and the specific Benchmark Investment Funds selected from time to time.  On the Participation Election Form, the Participant shall designate the specific Benchmark Investment Funds in which the Account of the Participant for DCP Amounts will be deemed to be invested for purposes of determining the Benchmark Return to be credited to the Account.  In making such designation, the Participant may specify that all or any percentage of such Account be deemed to be invested in one or more of the available types of Benchmark Investment Funds.  The Administrator from time to time will determine the minimum percentage allocation per investment fund and the frequency with which allocations may be changed.

(b)        Trust assets shall be invested as provided in the Trust Agreement; provided, however, that the Trustee may consider a Participant’s selection of a Benchmark Investment Fund when investing Trust assets.

6.3       Deemed Investment of VIP Amounts.

(a)        Compensation Deferrals.  All VIP Amounts shall be deemed to be invested in one or more Venture Investments determined by the Company, in its sole discretion, for each Plan Year.  Participants who elect to have a portion of their Compensation Deferrals credited to a VIP Fixed Date Subaccount or VIP Retirement Subaccount for a Plan Year will be deemed to have such Compensation Deferrals invested in Venture Investments in an aggregate amount that shall be limited to fifteen percent (15%) of the aggregate cost basis of the

9.

Company’s Venture Investments for such Plan Year.  Whether or not the Company chooses to invest in one or more Venture Investments for a Plan Year shall be determined by the Company in its sole and absolute discretion.  If no Venture Investments are made for a Plan Year or if the aggregate amount of Participants’ Compensation Deferrals credited to Participants’ VIP Fixed Date Subaccounts and VIP Retirement Subaccounts for a Plan Year exceeds fifteen percent (15%) of the aggregate cost basis of the Company’s Venture Investments for such Plan Year, (i) the allocation of deemed investments will be in proportion to the applicable Compensation Deferrals, and (ii) the Compensation Deferrals not deemed to be invested in Venture Investments for such Plan Year shall continue to be deferred under the Plan, provided that (A) any such Compensation Deferrals that a Participant elected to have credited to the Participant’s VIP Fixed Date Subaccount shall instead be credited to the Participant’s DCP Fixed Date Subaccount and (B) any such Compensation Deferrals that a Participant elected to have credited to the Participant’s VIP Retirement Subaccount shall instead be credited to the Participant’s DCP Retirement Subaccount.

Compensation Deferrals credited to a Participant’s VIP Fixed Date Subaccount or VIP Retirement Subaccount for a Plan Year shall be deemed to be invested on a pro rata basis in Venture Investments in accordance with (i) the Company’s cost basis in each Venture Investment and (ii) the ratio of (A) the individual Participant’s Compensation Deferrals credited to the Participant’s VIP Fixed Date Subaccount and VIP Retirement Subaccount for the Plan Year to (B) the Compensation Deferrals credited to all Participants’ VIP Fixed Date Subaccounts and VIP Retirement Subaccounts (in the aggregate) for such Plan Year.  The Company shall not, and shall not be obligated to, invest amounts credited to Participants’ Accounts in any Venture Investments; deemed Venture Investments are simply a measure of the value of a Participant’s VIP Amounts.

For purposes of the Plan, Compensation Deferrals credited to a Participant’s VIP Fixed Date Subaccount or VIP Retirement Subaccount shall be “for” a Plan Year based on the Plan Year during which the performance required to earn the applicable bonus is measured, not based on the Plan Year during which such bonus otherwise would be paid.  If performance is measured over more than one Plan Year, then any deferral of such bonus shall be for the final Plan Year during which performance is measured.  For purposes of the Plan, a Venture Investment shall be “for” a Plan Year based on the Plan Year during which the Company makes the applicable investment.

(b)        VIP Events.  Upon the occurrence of a VIP Event for a Venture Investment (or as soon as administratively practicable thereafter), any VIP Amounts deemed to be invested in such Venture Investment (or a portion of such VIP Amounts, as determined by the Company in its sole discretion, in the event that such VIP Event does not result in the disposition of the entire amount of such Venture Investment), as adjusted for any gains and losses of such Venture Investment, shall be treated as follows:

(i)         Any such amounts that are credited to a Participant’s VIP Grandfathered Account shall be distributed to the Participant in accordance with Section 7.3(a)(iv); provided, however, that if the Participant had made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under this Plan following a VIP Event and the Participant has not terminated employment prior to the VIP Event, then such

10.

amounts shall be (A) further deferred and credited to the Participant’s DCP Fixed Date Subaccount or DCP Retirement Subaccount, as previously designated by the Participant at the time of initial deferral of such amounts under the VIP, and (B) deemed to be invested in the Benchmark Investment Funds that the Participant has designated for deemed investment of such Subaccounts.

(ii)        Any such amounts that are Section 409A Non-Grandfathered Amounts that are credited to a Participant’s VIP Fixed Date Subaccount or VIP Retirement Subaccount shall be (A) credited to the Participant’s DCP Fixed Date Subaccount or DCP Retirement Subaccount, respectively, and (B) deemed to be invested in the Benchmark Investment Funds that the Participant has designated for deemed investment of such Subaccounts.

6.4       Valuation.

(a)        DCP Amounts.  Any DCP Amounts credited to a Participant’s Account shall be valued daily based on the Benchmark Investment Funds that the Participant has designated for deemed investment of such amounts.  Such valuation shall be communicated in writing to each Participant on a periodic basis.

(b)        VIP Amounts.  Any VIP Amounts credited to a Participant’s Account shall be valued annually based on the Company’s cost basis of the Venture Investments in which the Participant’s Account is deemed invested.  Such valuation shall be communicated in writing to each Participant not later than April 15th following each Plan Year.

6.5       Forfeitures.  Any forfeitures from a Participant’s Account may be used to reduce succeeding Matching Contributions, Company Contributions or, if applicable, administrative expenses and Trustee fees and expenses, until such forfeitures have been entirely so applied.

ARTICLE VII

DISTRIBUTIONS

7.1       Distribution Election.

(a)        By designation of a Fixed Date Account or a Retirement Account, each Participant shall specify, in his or her Participation Election Form for a Plan Year, the date on which payment of amounts credited to the Participant’s Account (other than any amounts credited to the Participant’s VIP Grandfathered Account) with respect to such Plan Year (and any gains on such amounts) shall begin, as provided in Section 7.3.  Such designation shall apply to all amounts distributed from such Participant’s Account (other than any amounts credited to the Participant’s VIP Grandfathered Account) with respect to such Plan Year.

(b)        A Participant may modify the election made under Section 7.1(a) by submitting to the Administrator a completed and executed form provided for such purpose; provided, however, that:

11.

(i)         With respect to Section 409A Grandfathered Amounts (other than any amounts credited to a Participant’s VIP Grandfathered Account), such change shall not be given any effect unless a full calendar year passes between the calendar year in which such election form is submitted and the calendar year in which the distribution date designated in such form occurs;

(ii)        With respect to any amounts credited to a Participant’s VIP Grandfathered Account, such election may not be modified, except that if the Participant had made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under this Plan following a VIP Event, then such election shall become null and void upon the Participant’s termination of employment and such amounts shall be distributed in accordance with Section 7.3(a)(iv); and

(iii)       With respect to Section 409A Non-Grandfathered Amounts, such change (A) shall not take effect until at least twelve (12) months after the date on which the change is made, (B) must be made more than twelve (12) months prior to the date payment otherwise would have been made and (C) must designate a new date for distribution that is at least five (5) years following the date payment otherwise would have been made.

7.2       Payment Options.

Unless otherwise provided in Section 7.3, benefits shall be payable in a lump sum payment in the form of cash.

7.3       Commencement of Payment.

(a)        Except as otherwise provided herein, payment of the amounts in a Participant’s Account, to the extent vested, shall be made as follows:

(i)         Payment of the amounts credited to a Participant’s Fixed Date Account with respect to a Plan Year (including any amounts in the Participant’s VIP Fixed Date Subaccount in accordance with Section 7.3(a)(iii)), to the extent vested, shall be made in a lump sum as soon as administratively feasible after the earlier of (A) the date designated by the Participant in the Participant’s Participation Election Form for such Plan Year and (B) the Participant’s termination of employment with the Company; provided, however, that with respect to Section 409A Non-Grandfathered Amounts, if a Change of Control occurs prior to any such designated date or termination, payment of such amounts shall be made in a lump sum as soon as administratively feasible after the effective date of the Change of Control, provided that the Change of Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations.

(ii)        Payment of the amounts credited to a Participant’s Retirement Account (including any amounts in the Participant’s VIP Retirement Subaccount in accordance with Section 7.3(a)(iii)), to the extent vested, shall be made in a lump sum as soon as administratively feasible after the Participant’s termination of employment with the Company; provided, however, that with respect to Section 409A Non-Grandfathered Amounts, if a Change of Control occurs prior to such termination, payment of such amounts shall be made in a lump

12.

sum as soon as administratively feasible after the effective date of the Change of Control, provided that the Change of Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations.

(iii)       In the event that a Participant’s Account at the time of distribution is credited with any VIP Amounts (other than any such amounts that are credited to the Participant’s VIP Grandfathered Account) that are deemed to be invested in a Venture Investment(s) for which there has been no VIP Event by the time of distribution, the value of such Venture Investment(s) will be determined to be (i) with respect to a Venture Investment in a public company, the lower of the Company’s cost of such Venture Investment or the fair market value or (ii) with respect to a Venture Investment in a private company, the Company’s cost of such Venture Investment less any write-downs or impairments.

(iv)       Upon the occurrence of a VIP Event for a Venture Investment (or as soon as administratively practicable thereafter), any amounts credited to a Participant’s VIP Grandfathered Account, to the extent vested, that are deemed to be invested in such Venture Investment (or a portion of such amounts, as determined by the Company in its sole discretion, in the event that such VIP Event does not result in the disposition of the entire amount of such Venture Investment), as adjusted for any gains and losses of such Venture Investment, shall be distributed to the Participant; provided, however, that such amounts may be further deferred under the Plan if such deferral is in accordance with Section 6.3(b)(i).  The precise timing of a distribution in respect of a Participant’s VIP Grandfathered Account following a VIP Event shall be determined by the Company, in its sole and absolute discretion, which determination may take into account market conditions and such other considerations as the Company may decide.

Notwithstanding the foregoing or anything in the Plan to the contrary, any Section 409A Non-Grandfathered Amounts that become payable as a result of the Participant’s separation from service (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) with the Company, except due to the Participant’s death or Total and Permanent Disability, shall not be distributed to the Participant until the date that is six (6) months and one (1) day after such separation from service (or as soon as administratively feasible thereafter).

(b)        Upon application by a Participant, the Administrator, in its sole discretion, may permit an early distribution of part or all of the vested amounts credited to a Participant’s Account (other than any amounts credited to the Participant’s VIP Grandfathered Account) in the event the Participant experiences an Unforeseeable Emergency.  Any such application must set forth the circumstances constituting such Unforeseeable Emergency.  The determination as to whether an Unforeseeable Emergency exists and as to the amount distributable under the Plan as a result of such Unforeseeable Emergency shall be made by the Administrator in its sole discretion.  A Participant may not receive any distributions of any amounts credited to the Participant’s VIP Grandfathered Account pursuant to this Section 7.3(b).

For purposes of the Plan, an Unforeseeable Emergency shall mean any severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar

13.

extraordinary and unforeseen circumstances arising as a result of events beyond the control of the Participant.  Any distribution pursuant to this provision is limited to the amount necessary to meet the Unforeseeable Emergency, and any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from such distribution.  The distribution may not exceed the then vested portion of the Participant’s Account.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under the Plan.  Furthermore, examples of events that would not be considered Unforeseeable Emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

7.4       Early Distribution of Section 409A Grandfathered Amounts.  A Participant may elect to receive a distribution of all or any portion of the amount of vested Section 409A Grandfathered Amounts in his or her Account (other than any amounts credited to the Participant’s VIP Grandfathered Account) on a date prior to that established under the Plan or the Participant’s Participation Election Form, provided that (i) the amount distributed shall be equal to ninety percent (90%) of the amount elected by the Participant, and (ii) the remaining ten percent (10%) of the amount elected by the Participant shall be treated as forfeited by the Participant.  A Participant may not receive any early distributions of any Section 409A Non-Grandfathered Amounts or amounts credited to the Participant’s VIP Grandfathered Account pursuant to this Section 7.4.

7.5       Termination of Employment and Change in Service Capacity.  Notwithstanding anything in the Plan to the contrary, for purposes of this ARTICLE VII, the determination of whether a termination of employment has occurred for purposes of the Plan shall be made as set forth in Section 7.5(a), (b) or (c), as applicable; provided, however, that (i) a Participant shall not be eligible to defer any Compensation or receive any Matching or Company Contributions that become payable after the Participant has terminated service with the Company as an Employee, (ii) the Participant shall forfeit any amounts credited to the Participant’s Account that are not vested at the time of his or her termination of service with the Company as an Employee pursuant to Section 5.1(b) and (iii) with respect to any amounts that are credited to the Participant’s VIP Grandfathered Account, if the Participant had made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under this Plan following a VIP Event, then such election shall become null and void upon the Participant’s termination of service with the Company as an Employee and such amounts shall be distributed in accordance with Section 7.3(a)(iv).

(a)        Section 409A Grandfathered Amounts (other than Amounts Credited to VIP Grandfathered Accounts). The following shall apply with respect to any Section 409A Grandfathered Amounts (other than any amounts credited to the Participant’s VIP Grandfathered Account):

(i)         A change in the capacity in which a Participant renders service to the Company or one of its affiliates, whether as an Employee, independent contractor or director, or a change in the entity for which the Participant renders such service, provided that there is no

14.

interruption or termination of the Participant’s service with the Company or affiliate, shall not be deemed to be a termination of employment.

(ii)        The Board of Directors of the Company or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether a termination of employment has occurred in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.  Notwithstanding the foregoing, for purposes of vesting under Section 5.1, employment shall not be considered terminated in the case of a leave of absence only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(b)        VIP Grandfathered Accounts.  With respect to any amounts credited to a Participant’s VIP Grandfathered Account, the Participant shall be deemed to have terminated employment with the Company upon severance of the Participant’s employment relationship with the Company and any Affiliate, including, but not limited to, such severance due to Total Disability (as defined in the VIP), death or retirement.  For purposes of the foregoing, the employment relationship shall be considered to continue during any period during which the individual is on an approved leave of absence, whether paid or unpaid.

(c)        Section 409A Non-Grandfathered Amounts.  The following shall apply with respect to any Section 409A Non-Grandfathered Amounts:

(i)         A Participant’s employment will be deemed to have terminated only at the time that the Participant has incurred a “separation from service” in accordance with Section 1.409A-1(h) of the Treasury Regulations; provided, however, that for purposes of such determination, the Participant shall be deemed to have incurred a separation from service if the Company and the Participant reasonably anticipate that the level of bona fide services, if any, that the Participant would perform after such termination of employment would permanently decrease to forty-nine percent (49%) or less of the average level of bona fide services performed by the Participant during the thirty-six (36) month period immediately preceding the date of termination (or the full period of services if the Participant has been providing services for less than thirty-six (36) months).

(ii)        In accordance with Section 1.409A-1(h)(1)(i) of the Treasury Regulations, a Participant’s employment shall be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract.  If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the Participant shall be deemed to terminate employment on the first day immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the Administrator may determine, on or prior to the beginning of the leave of absence, to substitute a 29-month period of absence for such six-month period.

15.

ARTICLE VIII

BENEFICIARIES

8.1       Beneficiaries.  Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan.  Such designation shall be made on a form prescribed by the Administrator.  Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation on a form prescribed by the Administrator.  If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse, if any, and, if none, to his or her surviving issue per stirpes, if any, and, if none, to his or her estate and such person shall be deemed to be a beneficiary hereunder.  (For purposes of this Section 8.1, a per stirpes distribution to surviving issue means a distribution to such issue as representatives of the branches of the descendants of such Employee; equal shares are allotted for each living child and for the descendants as a group of each deceased child of the deceased Employee).  If more than one person is the beneficiary of a Participant, each such person shall receive a pro rata share of any distributions payable unless otherwise designated on the applicable form.  If a beneficiary who is eligible to receive benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

8.2       Lost Participants and Beneficiaries.

(a)        All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b)        If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited in accordance with Section 6.5.  Any such presumption of death shall be final, conclusive and binding on all parties.

8.3       Enforceability of Beneficiary Designations.  Any beneficiary designation form is only a generalized, suggested form.  At the time of the Participant’s death and under the laws of the jurisdiction applicable to the Participant at the time of death, the form may not be considered legally effective to transfer the amounts from the Participant’s Account(s) to the beneficiary so designated.

16.

ARTICLE IX

FUNDING

9.1       Prohibition Against Funding.  Should any investment be acquired in connection with the liabilities assumed by the Company under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participants, their beneficiaries or any other person.  Any such assets (including any amounts deferred by a Participant or contributed by the Company pursuant to ARTICLE IV) shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors.  Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  The Company (or the Trust, if any) shall be designated owner and beneficiary of investments acquired in connection with the Company’s obligations under this Plan.  Notwithstanding the foregoing, the Company may establish a grantor (“rabbi”) trust, the assets of which shall be used exclusively and irrevocably to provide benefits under the Plan (subject, however, to the claims of the general creditors of the Company); provided, however, that the establishment of such a trust will not render the Plan other than “unfunded” as that term is used in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

9.2       Deposits in Trust.  Subject to Section 9.1, and notwithstanding any other provision of this Plan to the contrary, the Company may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan.  The amounts so deposited may include all Compensation Deferrals made pursuant to a Participation Election Form by a Participant, any Company Contributions and any Matching Contributions.  Notwithstanding the deposit of assets into a Trust, the Company reserves the right at any time and from time to time to pay benefits to Plan Participants or their beneficiaries in whole or in part from sources other than the Trust, in which event the Company shall be entitled to receive from the Trust a corresponding distribution equal to the amount of benefits so paid.

ARTICLE X

ADMINISTRATION

10.1     Plan Administration.  The Administrator shall have complete control and authority to determine the rights and benefits and all claims arising under the Plan of any Participant, beneficiary, deceased Participant, or other person claiming to have any interest under the Plan.  When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Company or the Trustee, if applicable.  The Administrator shall have the responsibility for complying with any applicable reporting and disclosure requirements of ERISA.

17.

10.2     Administrator.

(a)        The Administrator is expressly empowered and shall be vested with sole discretionary authority to (i) limit the amount of Compensation that may be deferred; (ii) deposit amounts into the Trust in accordance with Section 9.2; (iii) construe and interpret the Plan and a Participant’s Participation Election Form (collectively referred to as “Documents”), their terms, and any rules and regulations promulgated thereunder, including, but not limited to, resolving ambiguities, inconsistencies and omissions; (iv) construe and interpret the Federal and state laws and regulations that relate to the Documents; (v) decide all factual and other questions arising in connection with the Documents, including, but not limited to, determinations of eligibility, entitlement to benefits, and vesting; (vi) interpret the Plan and determine all questions arising in the administration, interpretation and application of the Plan; (vii) employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; and (viii) take all other necessary and proper actions to fulfill its duties as Administrator.  All findings of the Administrator shall be final and shall be binding and conclusive upon all persons having any interest in the Plan.

(b)        The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)        The Administrator shall be indemnified and held harmless by the Company from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Administrator.  The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law.

10.3     Claims Procedures.

(a)        Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing by an applicant (or his or her authorized representative) and shall be addressed to:

Alexandria Real Estate Equities, Inc.

Attention:  Chief Executive Officer/Chief Financial Officer

385 E. Colorado Boulevard, Suite 299

Pasadena, CA 91101

(b)        Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)         the specific reason or reasons for the denial;

18.

(ii)        references to the specific Plan provisions upon which the denial is based;

(iii)       a description of any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)       an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10.3(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Administrator receives the application, unless special circumstances require an extension of time, in which case, the Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application.

(c)        Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

Alexandria Real Estate Equities, Inc.

Attention:  Chief Executive Officer/Chief Financial Officer

385 E. Colorado Boulevard, Suite 299

Pasadena, CA 91101

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)        Decision on Review.  The Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator

19.

is to render its decision on the review.  The Administrator will give prompt, written or electronic notice of its decision to the applicant.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i)         the specific reason or reasons for the denial;

(ii)        references to the specific Plan provisions upon which the denial is based;

(iii)       a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv)       a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)        Rules and Procedures.  The Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)        Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10.3(a) above, (ii) has been notified by the Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10.3(c) above, and (iv) has been notified that the Administrator has denied the appeal.  Notwithstanding the foregoing, if the Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 10.3, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

ARTICLE XI

GENERAL PROVISIONS

11.1     No Assignment.  Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law.  If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit or payment under this Plan, in whole or in part, or if any

20.

attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

11.2     No Employment Rights.  Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.  Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

11.3     Incompetence.  If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Company to see to the application of such payments.  Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the liabilities of the Company, the Administrator and the Trustee.

11.4     Identity.  If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained.  The Administrator shall also be entitled to pay such sum into the court in accordance with the appropriate rules of law. Any expenses incurred by the Company, the Administrator, and the Trust incident to such proceeding or litigation will be deemed a distribution from the Account pursuant to ARTICLE VII and will be deducted from the balance in the Account of the affected Participant.

11.5     Other Benefits.  The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

11.6     No Liability.  No liability shall attach to or be incurred by the Company, the Trustee or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person.  Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

11.7     Expenses.  Except as otherwise provided herein, all expenses incurred in the administration of the Plan, whether incurred by the Company or the Plan, shall be paid by the Company from the Trust.  Notwithstanding the foregoing, (i) any investment-related expenses for DCP Amounts shall be charged directly to the Account for which such investments were made, and (ii) any commissions on the sales of securities in respect of VIP Events shall be

21.

charged directly on pro rata basis to the Account of each affected Participant at the time of such VIP Event, based on the Participant’s Account balance in respect of the relevant Venture Investment at the time of such VIP Event.  The Trustee’s fees and expenses shall be paid by the Company.

11.8     Amendment and Termination.

(a)        The Administrator shall have the sole authority to modify, amend or terminate this Plan; provided, however, that any modification, amendment or termination of this Plan shall not reduce, alter or impair, without the consent of a Participant, a Participant’s right to any amounts already credited to his or her Account on the day before the effective date of such modification, amendment or termination.  In the event the Plan is terminated, any vested amounts credited to a Participant’s Account shall be distributed to the Participant in accordance with Section 7.3, and any unvested amounts credited to the Participant’s Account shall continue to vest in accordance with the terms of Section 5.1 and, upon becoming vested, shall be distributed to the Participant in accordance with Section 7.3.

(b)        The Administrator reserves the right to make any modification or amendment to the Plan that it deems necessary to comply with any requirements of law or to insure favorable tax treatment under the Plan.

11.9     Company Determinations.  Any determinations, actions or decisions of the Company (including, but not limited to, Plan amendments and Plan termination) shall be made by the Administrator in accordance with its established procedures or by such other individuals, groups or organizations that have been properly appointed by the board of directors to make such determination or decision.

11.10   Arbitration.  All disputes, claims, or causes of action arising from or relating to this Plan shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS under the then applicable JAMS rules.  All Participants and the Company shall be deemed to have waived the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that the parties would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Plan is intended to prevent either the Company or a Participant from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

11.11   Debt Offsets.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable.  Such determination shall be made by the Administrator.

22.

11.12   Construction.  All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

11.13   Governing Law.  This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable federal law; provided, however, that to the extent not preempted by federal law, this Plan shall be governed by construed and administered under the laws of the state of California, other than its laws respecting choice of law.

11.14   Severability.  If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein.  If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

11.15   Headings.  The ARTICLE and Section headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

23.